LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue

18th Floor

Seattle, WA 98101

Re:	Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Exchange Traded Funds Trust (“RET”) and Russell Fund Services Company (“RFSC”) dated April 15, 2011 (the “Administrative Agreement”). RET advises you that it is creating three new funds each listed in Appendix A (the “New Funds”) and that New Funds desires RFSC to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 5 of the Administrative Agreement is hereby amended to include the New Funds, each with an annual administrative fee of .0275% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance to act as Administrator to the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ James G. Polisson
James G. Polisson
President and Chief Executive Officer

Accepted this 29th day of February 2012.

RUSSELL FUND SERVICES COMPANY

By:	/s/ Mark Swanson
Mark E. Swanson
Director

APPENDIX A

Russell High Dividend Yield ETF

Russell Small Cap High Dividend Yield ETF

Russell International High Dividend Yield ETF